UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                              SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                         (Amendment No. _________)*


                              ElderTrust
_______________________________________________________________________
                           (Name of Issuer)

    Common Shares of Beneficial Interest, par value $.01 per share
_______________________________________________________________________
                   (Title of Class of Securities)

                             284560 10 9
_______________________________________________________________________
                           (CUSIP Number)


                          September 4, 2003
_______________________________________________________________________
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            Rule 13d-1(b)

     X      Rule 13d-1(c)

            Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               SCHEDULE 13G

CUSIP No. 284560 10 9                              Page 2 of 4   Pages

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          D. Lee McCreary, Jr.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                    (a)
                                                           (b)

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION


NUMBER OF                  5    SOLE VOTING POWER
SHARES                            423,063
BENEFICIALLY
OWNED BY                   6    SHARED VOTING POWER
EACH
REPORTING                  7    SOLE DISPOSITIVE POWER
PERSON                            423,063
WITH
                           8    SHARED DISPOSITIVE POWER

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          423,063


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.4%


12    TYPE OF REPORTING PERSON (See Instructions)




CUSIP No. 284560 10 9                          Page 3 of 4   Pages


Item 1(a).  Name of Issuer:

            ElderTrust

Item 1(b).  Address of Issuers Principal Executive Offices:

            Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, DE 19808

Item 2(a).  Name of Person Filing:

            D. Lee McCreary, Jr.

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            110 Stone Tower Lane, Wilmington, DE 19803

Item 2(c).  Citizenship:

            United States

Item 2(d). 	Title of Class:

            Common Shares of Beneficial Interest, par value $.01 per share

Item 2(e).  CUSIP Number:

            284560 10 9

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)-(j)   Not applicable

Item 4.     Ownership

            (a)  Amount beneficially owned:  423,063
            (b)  Percent of class:  5.4%
            (c)  Number of shares as to which the person has:
                 (i)    Sole power to vote or to direct the vote:
                        423,063
                 (ii)   Shared power to vote or to direct the vote: 0
                 (iii)  Sole power to dispose or to direct the
                        disposition of:  423,063
                 (iv)   Shared power to dispose or to direct the
                        disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable




CUSIP No. 284560 10 9	                    Page 4 of 4    Pages


Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
            Holding Company

            Not applicable

Item 8.     Identification and Classification of Members of the Group

            Not applicable

Item 9.     Notice of Dissolution of Group

            Not applicable

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and were not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                September  25 , 2003
                                                __________________________
                                                           Date


                                                /s/ D. Lee McCreary, Jr.
                                                ___________________________
                                                         Signature


                                                D. Lee McCreary, Jr.
                                                ___________________________
                                                         Name/Title